Exhibit 99.1
The J.M. Smucker Co. Announces Updates to Its Board of Directors Leadership

ORRVILLE, Ohio – June 23, 2022 – The J.M. Smucker Co. (NYSE: SJM) today announced that Mark Smucker, President and Chief Executive Officer, will assume the expanded role of Chair of the Board effective August 17, 2022. Mark Smucker will succeed Richard Smucker, who has served as Executive Chairman since 2016. Richard Smucker will retire as an employee of the Company on October 9, 2022, which will mark 50 years of service with the Company, and continue as a Board Director. Additionally, effective August 17, 2022, Tim Smucker will retire as a Board Director and transition to a new non-voting Chairman Emeritus role on the Board.

“I am honored and humbled by the opportunity to serve as Chair of the Board,” said Mark Smucker, Chief Executive Officer. “I also want to take this opportunity on behalf of our entire organization to thank my father, Tim Smucker, and my uncle, Richard Smucker, for their leadership and vision, which enabled the transformation of our Company from primarily a fruit spreads business to a multi-category CPG leader. I am excited to continue collaborating with the experienced and accomplished members of our Board and our dedicated employees to deliver on our vision to engage, delight and inspire consumers by building brands they love and by leading in growing categories.”

For more information on The J.M. Smucker Co. visit www.jmsmucker.com.

About The J.M. Smucker Co.

Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein except for Rachael Ray®, a registered trademark of Ray Marks II LLC, which is used under license.

Contacts
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

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